UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 27, 2010

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

0-20288	91-1422237
(Commission File Number)	IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 27, 2010, the board of directors (the “Board”) of Columbia Banking System, Inc. (the “Company”) adopted amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) to add majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: 1) 90 days after the date election results are certified; 2) the date the director resigns; or 3) the date the Board fills the position. The bylaw amendment provides that an election is considered “contested”, and thus held under a plurality standard, if there are shareholder nominees for director pursuant to the Company’s advance notice provision who are not withdrawn by the advance notice deadline set forth in Section 1.17 of the Bylaws.

The Board also adopted other amendments to the Bylaws to: (i) expand information requirements for any shareholder proposing director nominations or any other business for consideration at a meeting of shareholders, including disclosure of hedging, derivative interests and other similar ownership arrangements; (ii) revise advance notice provisions to ensure that such provisions are clear and unambiguous and that compliance with the notice procedures set forth in the Bylaws is the exclusive means for a shareholder to make nominations or submit other business at a meeting of shareholders (other than proposals governed by Rule 14a-8 under the Securities Exchange Act of 1934); (iii) reduce the maximum size of the Board from 25 to 17; (iv) delete the previous restriction that the Board could be increased by only two directors between annual meetings of shareholders; and (v) make other technical and clarifying amendments.

The preceding is qualified in its entirety by reference to the Bylaws, as amended, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws dated January 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2010	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ MELANIE J. DRESSEL
Melanie J. Dressel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amended and Restated Bylaws January 27, 2010